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                            May 23, 2023

       Allen Palmiere
       Chief Executive Officer
       GOLD RESOURCE CORP
       7900 E. Union Ave, Suite 320
       Denver, Colorado 80237

                                                        Re: GOLD RESOURCE
CORPORATION
                                                            Registration
Statement on Form S-3
                                                            Filed May 15, 2023
                                                            File No. 333-271913

       Dear Allen Palmiere:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at (202) 551-8770 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Brian Boonstra, Esq.